EXHIBIT 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), by and between Saba Software, Inc., a Delaware corporation (the “Company”), and Michael Martini (“Executive”), is effective as of July 9, 2007 (the “Effective Date”).

RECITALS

A. The Company desires to employ Executive and Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

1. Term, Position, Duties and Responsibilities

1.1. Term. The Company hereby employs Executive to render services to the Company, reporting directly to the Chief Executive Officer of the Company, for the period commencing on the Effective Date and ending on the date Executive’s employment is terminated under this Agreement (the “Term”). Commencing on July 12, 2007, Executive shall serve in the position of Chief Financial Officer of the Company. The Company and Executive hereby acknowledge that either of them may terminate Executive’s term of Employment for any reason or no reason at al1.

1.2. Position. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer, including but not limited to those customarily perform by chief financial officers of similarly situated corporations. Executive agrees to serve in a similar capacity for the benefit of any of the Company’s direct or indirect, wholly-owned or partially-owned subsidiaries or affiliates. Additional1y, Executive shall serve in such other capacity or capacities as the Chief Executive Officer may from time to time prescribe. During his employment by the Company, Executive” shall, subject to Section 1.3, devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

1.3. Other Activities. Except upon the prior written consent of the Chief Executive Officer of the Company, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Notwithstanding the foregoing, Executive shall be permitted to engage in occasional professional or charitable activities outside the scope of his employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of his duties hereunder. In addition, subject to the prior written consent of the Chief Executive Officer and the Board of Directors of the Company and subject to Executive’s fiduciary duties to the Company, Executive shall be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with his performance of his duties hereunder. Any such prior written consent may be subsequently revoked in the event that the Board of Directors determines, in good faith, that Executive’s position as a director of any such other corporation has developed into a conflict of interest.

1.4. Proprietary Information. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it. Executive is executing and delivering to the Company, concurrently with the execution and delivery to the Company of this Agreement, a copy of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Employee Proprietary Information and Inventions Agreement”).

2 Compensation of Executive

2.1. Base Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base annual salary of two hundred sixty thousand dollars ($260,000), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such base salary shall be subject to usual review by the Board of Directors in consultation with the Chief Executive Office.

2.2. Bonus. Executive will be eligible to receive bonuses totaling one hundred forty thousand dollars ($140,000) annually (such annual amount, the “Target Bonus”), the exact amount of each such bonus to be determined by the Board of Directors in consultation with the Chief Executive Officer based upon Executive achieving certain performance criteria and the Company achieving specific financial goals, in each case to be determined by the Board of Directors in consultation with the Chief Executive Officer. Any such bonus shall be payable quarterly after the end of each fiscal quarter, and shall be prorated for partial fiscal quarters. In addition, Executive shall be eligible for such additional bonuses as may be awarded by the Board of Directors in its sole discretion from time to time in consultation with the Chief Executive Officer.

2.3. Stock Options. Subject to approval by the Board of Directors, Executive will be granted a stock option to purchase 275,000 shares of the Company’s Common Stock at the market price in effect the date Board of Directors approves the grant pursuant to the Company’s standard form of Stock Option Agreement to be entered into by and between Executive and the Company (the “Stock Op on Agreement”). Twenty-five percent (25%) of the shares subject to the stock option will vest on the one (1) year anniversary of the Effective Date and the remaining seventy-five percent of the shares subject to the stock option will vest in 12 equal quarterly installments with the first installment vesting one quarter after the first anniversary of the Effective Date of this employment agreement.

2.4. Benefits. Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management. Executive shall be provided such perquisites of employment, including paid vacation, and all paid holidays and sick leave as are provided to all other members of the Company’s senior executive management. Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.

3. Employment At Will

Company or Executive may terminate Executive’s employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company other than Executive. This Section 3 shall survive any termination or expiration of this Agreement.

4. Termination of Employment

4.1. Termination of Executive. Executive may terminate his employment upon notice to the Company. In the event that Executive elects to terminate his employment other than for Good Reason (as defined below), the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate.

4.2. Termination by the Company for Cause. In the event that the Company terminates Executive’s employment for Cause, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer, and such refusal or failure to act has not been cured within 30 days of notice of such disobedience, (ii) Executive fails to devote reasonable attention and time during normal business hours to the business affairs of the Company or Executive is reasonably determined by the Board of Directors to have been unfit (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of his duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within 3 days of notice of the same; (iii) Executive is reasonably determined by the Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of his duties on behalf of the Company; (iv) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) Executive materially breaches any agreement with the Company which breach has not been cured within 30 days notice of the same. For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”

4.3. Termination by the Company without Cause or Termination by Executive for Good Reason. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually work and Executive shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s reporting responsibilities without Executive’s consent; (ii) there is a reduction by the Company in Executive’s annual base salary then in effect without Executive’s consent; or (iii) Executive’s principal work location is relocated outside of the San Francisco Bay Area without Executive’s consent. For purposes of the foregoing, any change in title from Chief Financial Officer to an executive officer that reports to the Company s Chief Executive Officer shall not be deemed a material change in Executive’s reporting responsibilities. Executive agrees that he may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate his employment for Good Reason.

4.3.1. Target Bonus and Base Salary. On the date of the termination of Executive’s employment, the Company shall pay to Executive, or to Executive’s beneficiaries or estate as appropriate, in a single lump-sum payment, subject to standard deductions and withholdings, Executive’s Target Bonus, as if the applicable performance criteria and Company financial goals had been achieved completely, pro rated based on the number of days actually elapsed through the date of termination in the year in which such termination occurs. In addition, the Company shall pay to Executive, or to Executive’s beneficiaries or estate, as appropriate, the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the sum of six (6) months plus one month for every twelve month period Executive has been employed by the Company prior to the date of termination (which sum shall not exceed twelve (12) months) (collectively, the “Severance Months”), and (ii) an amount equal to the product of (x) the quotient of the number of Severance Months divided by 12, and (y) the Target Bonus amount (the “Bonus Severance Amount”), less all applicable standard deductions and withholdings. Such amounts payable in the preceding sentence shall be payable either as a lump-sum or in the form of salary continuation (with amounts attributable to the Target Bonus pro rated monthly), whichever the Company shall determine in its sole discretion.

4.3.2. Acceleration of Vesting of Stock Option. On the date of termination of Executive’s employment, 100% of the shares subject to any stock option then held by Executive, including without limitation, the option described in Section 2.3, shall vest and become immediately exercisable.

4.3.3. Group Medical Coverage. The Company shall, following the Executive’s timely election, provide the Executive with continued coverage for one year after termination of Executive’s employment under the Company’s group health insurance plans in effect upon termination of Executive’s employment without Cause or for Good Reason in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive. If COBRA or similar benefits are not available by law during any portion of the remainder of such one year period, then the Company shall pay Executive each month during which COBRA or similar benefits are not available by law an amount equal to the premium paid by Executive for the last month during which such COBRA or similar benefits were available.

4.4. Termination for Incapacity. In the event that Executive suffers an Incapacity during Executive’s employment, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4. In such event, the Company shall pay Executive, or to Executive’s beneficiaries or estate if applicable, all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date on which an Incapacity is determined to exist (the “Determination Date ‘), less applicable standard deductions and withholdings. In addition, within ten days of such termination of Executive’s employment, the Company shall pay to Executive, or to Executive’s beneficiaries or estate if applicable, in a single lump-sum payment, subject to applicable standard deductions and withholdings, an amount equal to the Target Bonus, pro rated based on the number of days through the Determination Date in the year in which such termination occurs, less amounts of the Target Bonus previously paid to Executive for the year in which such termination occurs. In addition, the Company shall pay to Executive, or to Executive’s beneficiaries or estate, as appropriate, the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the Severance Months and, (ii) the Bonus Severance Amount, less all applicable standard deductions and withholdings and disability payment otherwise payable by or pursuant to plans provided by the Company and actually paid to Executive. Such amounts payable in the preceding sentence shall be payable either as a lump-sum or in the form of salary continuation (with amounts attributable to the Bonus Severance Amount prorated monthly), whichever the Company shall determine in its sole discretion. Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s right to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any. For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company for a period of at least 180 days.

4.5. Termination Upon Death. In the event that Executive dies during Executive’s employment, Executive’s employment shall be deemed to have terminated upon the date of death. In such event, the Company s shall pay Executive’s estate all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death. In addition, within ten days of such termination of Executive’s employment, the Company shall pay to Executive’s estate, in a single 1ump-sum payment, subject to applicable standard deductions and withholdings, an amount equal to the Target Bonus, pro rated based on the number of days actually elapsed during the year in which such termination occurs, less amounts of the Target Bonus previously paid to Executive for the year in which Executive’s death occurs. In addition, the Company shall pay to Executive’s estate the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the Severance Months, and (ii) the Bonus Severance Amount, less all applicable standard deductions and withholdings. Such amounts payable in the preceding sentence shall be payable either as a lump-sum or in the form of salary continuation (with amounts attributable to the Bonus Severance Amount prorated monthly), whichever the Company shall determine in its sole discretion. Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participates or with respect to which Executive has designated a beneficiary, if any.

4.6. Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, ether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) on the date on which Executive’s employment terminates, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

4.6.1. All determinations to be made under this Section 4.6 shall be made by a nationally-recognized independent public accountant (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 30 days of each of a Chang of Control and the termination of Executive’s employment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Six months and one day after the termination of Executive’s employment, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are due to Executive pursuant to this Section 4.6.

4.6.2. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment (taking into account any amounts theretofore already paid by the Company). Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a) give the Company any information reasonably request by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably I selected by the Company;

(c) cooperate with the Company in good faith in order to effectively contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on a after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4.6.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claim to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.6.3. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4.6, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4.6, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.6.4. All of the fees and expenses of the Accounting Firm in performing determinations referred to in subsections 4.6.1 and 4.6.2 above shall be borne solely by the Company.

4.7. No Other Compensation or Benefits. Executive acknowledges that except as expressly provided in this Agreement, he will not be entitled to any additional compensation, severance payments or benefit after the termination of his employment.

5. Termination Obligations

5.1. Return of Company’s Property. Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

5.2. Activities. In the event Executive’s employment is terminated without Cause or due to Executive’s Incapacity or Executive terminates his employment for Good Reason, in exchange for the payments by Company pursuant to Section 4.3 and 4.4 hereof, Executive agrees that for a period of one (1) year after termination of Executive’s employment, Executive shall not, directly or indirectly on Executive’s behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any partnership, corporation or other entity: (a) solicit for employment, employ or otherwise seek to retain, or retain the services of, any employee, officer, director or consultant of the Company, or solicit or otherwise induce any person to terminate his or her employment or other relationship with the Company; or (b) engage in any activity, in those states within the United States and those countries outside the United States in which the Company or any of its subsidiaries then conducts any business, where such activity is similar to and competitive with the activities carried on by the Company or any of its subsidiaries. Executive acknowledges that the nature of the Company’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company’s place of business and the place of any competitive business.

5.3. Resignation. Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries or affiliates. Executive agrees to execute and deliver such documents or instruments as are reasonably requested by the Company or any such subsidiary or affiliate to evidence such resignations.

5.4. Survival. The representations and warranties contained herein and Executive’s obligations under Sections 5 and 6 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.

6. Arbitration.

6.1. Agreement to Arbitrate Claims. The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration. except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

6.2. Arbitrator. A neutral and impartial arbitrator shall be chosen by mutual agreement of Executive and the Company; however, if Executive and the Company are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

6.3. Enforcement Actions. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Agreement shall be conducted in San Francisco, California.

6.4. Exceptions. Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or e secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

6.5. Governing Law. In ruling on procedural and substantive issues raised in arbitration, the Arbitrator shall in all cases apply the substantive law of the State of California.

6.6. Attorneys’ Fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be borne equally by Executive and the Company, unless otherwise required by law.

6.7. Survival. The parties obligations under this Section 6 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.

6.8. Acknowledgements. THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 6 CONSTITUTES WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVE IES COVERED BY THIS SECTION 6. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 6 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

7. Expiration of Term

The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during Executive’s employment. Upon termination of Executive’s employment, this Agreement shall terminate and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.

8. Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

Notwithstanding the foregoing, Executive acknowledges that the Company, in the exercise of its sole discretion and without the consent of Executive, may amend or modify this Agreement to delay the payment of any severance or other benefits payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Internal Revenue Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable.

9. Assignment; Successors and Assigns

Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.

10. Entire Agreement; Severability; Enforcement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof; provided, however, that to the extent of any conflict between the provisions of this Agreement, on the one hand, and either the Employee Proprietary Information and Inventions Agreement, on the other hand, the provisions of such Employee Proprietary Information a d Inventions Agreement or Stock Option Agreement shall govern. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or enforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

11. Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

12. Acknowledgment

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their on choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

13. Compliance with Section 409A of the Internal Revenue Code of 1986, as amended

This Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, the Company shall have the authority and the obligation to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies). In such event, amounts or the provision of any benefits under this Agreement to which Executive would otherwise be entitled during the six (6) month period following Executive’s termination of employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

14. Notices

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Saba Software, Inc.
Attn: Chief Executive Officer
2400 Bridge Parkway
Redwood Shores, CA 94065
If to Executive:	Michael Martini
Saba Software, Inc.
2400 Bridge Parkway
Redwood Shores, CA 94065

Any such written notice shall be deemed received when personally delivered or three days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in he name specified in this section.

15. Representations and Warranties

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

SABA SOFTWARE, INC.		MICHAEL MARTINI

By:	/s/ BOBBY YAZDANI	/s/ MICHAEL MARTINI
	Bobby Yazdani, Chief Executive Officer	Michael Martini

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Saba Software, Inc. and each of its subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successor, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, or invasion of privacy.

In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in his Agreement.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is owing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although may choose voluntarily not to do so); (c) I have 21 days from the date I receive this agreement, which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven day revocation period has expired.

Date:
Michael Martini